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                                                                    Exhibit 99.1



                                                   CONTACT:
                                                   Mark G. Foletta
                                                   Vice President of Finance and
                                                   Chief Financial Officer
                                                   (858) 552-2200
                                                   www.amylin.com



FOR IMMEDIATE RELEASE


              AMYLIN PHARMACEUTICALS ADOPTS STOCKHOLDER RIGHTS PLAN

        San Diego, CA -- June 18, 2002 -- Amylin Pharmaceuticals, Inc. (Nasdaq:
AMLN) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan designed to ensure that all Amylin stockholders will receive fair and equal treatment in the event of any unsolicited offer or takeover attempt to acquire the company. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

        All stockholders of record as of June 28, 2002 will receive rights to purchase shares of a new series of Preferred Stock. The rights will be distributed as a non-taxable dividend and will expire June 16, 2012. The rights will automatically trade with the underlying common stock and will become exercisable only if a person or group acquires or commences a tender offer for 15% or more of Amylin Common Stock.

        If a person or group acquires 15% or more of the Company's Common Stock, all rights holders except the acquirer will be entitled to acquire the Company's Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% of Amylin's Common Stock without first negotiating with the Company's Board of Directors.

        The Company's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of Amylin's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

        Amylin Pharmaceuticals is engaged in the discovery, development and commercialization of potential drug candidates for the treatment of diabetes and other metabolic disorders. The Company's lead drug candidate, SYMLIN(TM) (pramlintide acetate), is targeted as a treatment for people with diabetes who use insulin. In October

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2001, the Company received an FDA approvable letter for SYMLIN; however, approval is subject to satisfactory completion of additional clinical work currently underway. The Company has also submitted Marketing Authorization Applications for SYMLIN in Europe and is working with the EMEA and Swiss Regulatory Authorities in their review. Amylin Pharmaceuticals' second diabetes drug candidate, AC2993, is targeted for the treatment of type 2 diabetes and is currently in Phase 3 development. A long-acting release formulation of AC2993, or AC2993 LAR, is in Phase 1 development. The Company's third drug candidate, AC3056, is currently in Phase 1 evaluation as a potential treatment for metabolic disorders relating to cardiovascular disease. The Company is in active discussions to evaluate arrangements with companies that may add value to its development and commercialization efforts for SYMLIN and AC2993 in the US as well as in Europe, Japan and other markets. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

      This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company's actual results could differ materially from those forward-looking statements discussed in this press release, due to a number of risks and uncertainties, including risks and uncertainties in the FDA's review of NDAs generally, risks and uncertainties in FDA and European Regulatory Authority requirements for SYMLIN approval, risks and uncertainties that approval by those authorities, if any, may be withheld, delayed and/or limited by indications, risks and uncertainties regarding the drug discovery and development process, risks and uncertainties regarding the Company's ongoing clinical studies of its drug candidates and the ability of the Company to commercialize its drug candidates, whether through sales, distribution, marketing and/or corporate partnering agreements, on terms acceptable to the Company or otherwise. Additional risks and uncertainties are described more fully in the Company's most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 under the heading "Risk Factors," and its Quarterly Reports on Form 10-Q.

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